   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2002
                                                      REGISTRATION NO. 333-98165


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       To

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                              GOODRICH CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

               New York                                 34-0252680
     (State or Other Jurisdiction           (IRS Employer Identification No.)
   of Incorporation or Organization)

                              FOUR COLISEUM CENTRE
                              2730 WEST TYVOLA ROAD
                         CHARLOTTE, NORTH CAROLINA 28217
                                 (704) 423-7000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                          ----------------------------

                               ALEXANDER C. SCHOCH
                              GOODRICH CORPORATION
                              FOUR COLISEUM CENTRE
                              2730 WEST TYVOLA ROAD
                         CHARLOTTE, NORTH CAROLINA 28217
                                 (704) 423-7000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)
                          ----------------------------

                                   Copies to:

STEPHEN M. LYNCH                                    KENNETH L. WAGNER                               JOHN W. WHITE
ROBINSON, BRADSHAW & HINSON, P.A.                   GOODRICH CORPORATION                            CRAVATH, SWAINE & MOORE
101 NORTH TRYON STREET                              FOUR COLISEUM CENTRE                            WORLDWIDE PLAZA
SUITE 1900                                          2730 WEST TYVOLA ROAD                           825 EIGHTH AVENUE
CHARLOTTE, NORTH CAROLINA 28246                     CHARLOTTE, NORTH CAROLINA 28217                 NEW YORK, NEW YORK 10019
(704) 377-8355                                      (704) 423-7000                                  (212) 474-1000

                          ----------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]




                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

                                   PROSPECTUS


                 Subject to Completion, Dated September 6, 2002


                                 $2,400,000,000

                              GOODRICH CORPORATION

                                 DEBT SECURITIES
                             SERIES PREFERRED STOCK
                                  COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS


         This prospectus provides you with a general description of securities in an aggregate amount not to exceed $2,400,000,000 that we may offer from time to time. These securities include debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the sale and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

         We may offer the securities in amounts, at prices and on terms determined by market conditions at the time of the offering. We may sell securities through agents we select or through underwriters and dealers we select. We also may sell securities directly to investors. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

         Our common stock is listed on the New York Stock Exchange under the trading symbol "GR." Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  This prospectus is dated ____________, 2002.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

About this Prospectus.........................................................3
Where You Can Find More Information...........................................3
Forward-Looking Statements....................................................4
The Company...................................................................5
Use of Proceeds...............................................................6
Ratio of Earnings to Fixed Charges............................................6
Description of Debt Securities................................................7
Description of Series Preferred Stock........................................16
Description of Common Stock..................................................19
Description of Stock Purchase Contracts and Stock Purchase Units.............25
Plan of Distribution.........................................................26
Legal Opinions...............................................................28
Experts......................................................................28

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we, Goodrich Corporation, filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities:

         o        debt securities,

         o        series preferred stock,

         o        common stock,

         o        stock purchase contracts, and

         o        stock purchase units,

in one or more offerings up to a total dollar amount of $2,400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the information described under the heading "Where You Can Find More Information" directly below. In addition, a number of the documents and agreements that we refer to or summarize in this prospectus, like our certificate of incorporation, have been filed with the SEC as exhibits to the registration statement. Before you invest in any of our securities, you should read the relevant documents and agreements.


         References to "Goodrich," "we," "us" or "our" refer to Goodrich Corporation and, where the context requires, Goodrich Corporation and its subsidiaries collectively.


         You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus or in any prospectus supplement in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. There may have been changes in our affairs since the date of the prospectus or any prospectus supplement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

         The SEC allows us to "incorporate by reference" in this prospectus the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or any prospectus supplement. Information furnished under Item 9 in our Current Reports on Form 8-K is not incorporated by reference in this prospectus. We furnished information under Item 9 in our Current Reports filed January 30, 2002, April 24, 2002, June 19, 2002, July 24, 2002 and August 12, 2002.

         We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we, or our agents, sell all of the securities that may be offered by this prospectus:


         o        Our Annual Report on Form 10-K for the year ended December 31,
                  2001;

         o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

         o Our Current Reports on Form 8-K filed February 13, 2002, May 3, 2002 and June 17, 2002; and

         o Our Registration Statement on Form 8-A filed on June 19, 1997 with respect to our preferred share purchase rights.


         You may request a copy of these documents, at no cost to you, by writing or telephoning us at the following address:

                              Goodrich Corporation
                              Four Coliseum Centre
                              2730 West Tyvola Road
                         Charlotte, North Carolina 28217
                              Attention: Secretary
                                 (704) 423-7000

         Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus or any prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                           FORWARD-LOOKING STATEMENTS

         We believe that some of the information contained or incorporated by reference in this prospectus constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "anticipate," "intend," "estimate" or "plan," are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution you that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Our Annual Report on Form 10-K for the year ended December 31, 2001 and other reports filed with the SEC explain the nature of a number of these forward-looking statements as well as some of the things that could cause our actual results to differ materially from what we are expecting. You should read that explanation before investing in our securities.

                                   THE COMPANY

         We are a leading worldwide supplier of aerospace components, systems and services serving the commercial, military, regional, business and general aviation markets. Our major products include aircraft engine nacelle and pylon systems, aircraft landing gear, wheels and brakes, sensors and sensor-based systems, fuel measurement and management systems, flight attendant and cockpit seats, aircraft evacuation slides and rafts, optical and electro-optical systems, space applications, ice protection systems and collision warning systems. We also provide maintenance, repair and overhaul services on commercial airframes and components.

         Our business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Our products and services are sold principally to customers in North America and Europe.

         Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217, and our telephone number is 704-423-7000. We were incorporated under the laws of the State of New York on May 2, 1912 as the successor to a business founded in 1870.

                                 USE OF PROCEEDS

         Unless we indicate otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, working capital, financing acquisitions, capital expenditures and the repayment of short-term and long-term borrowings. Further details relating to the uses of the net proceeds of any securities will be set forth in the applicable prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Six Months Ended June 30,                 Twelve Months Ended December 31,
-------------------------      ------------------------------------------------------
 2002             2001         2001         2000         1999        1998        1997
 ----             ----         ----         ----         ----        ----        ----
 3.52             3.38         2.60         2.72         1.91        2.78        1.77


         For these ratios, "earnings" consist of pre-tax income from continuing operations before

         o fixed charges (excluding capitalized interest and distributions on trust preferred securities), and

         o        amortization of previously capitalized interest.

         For these ratios, "fixed charges" consist of

         o interest on all indebtedness (including capitalized interest and interest costs on company-owned life insurance policies),

         o amortization of debt discount or premium or capitalized expenses related to debt,

         o        an interest factor attributable to rentals, and

         o        distributions on trust preferred securities.

         There were no shares of preferred stock outstanding during any of the periods indicated. Therefore, the ratio of earnings to fixed charges and preferred stock dividends would have been the same as the ratio of earnings to fixed charges for each period indicated.

                         DESCRIPTION OF DEBT SECURITIES

         The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the particular terms and provisions of, and the extent to which the general terms and provisions described below may apply to, a series of debt securities.

         We will issue the debt securities under an indenture between us and The Bank of New York, as successor to Harris Trust and Savings Bank, as trustee, dated as of May 1, 1991. If we use another trustee for a series of debt securities, we will provide the details in a prospectus supplement.

         We have summarized below selected provisions of the indenture and the Trust Indenture Act of 1939. The summary does not contain all the provisions that you may want to consider as an investor in our debt securities. You may wish to review the indenture. We have filed a copy of the indenture with the SEC, and the summary below includes references to the relevant sections of the indenture so that you can locate them easily.

GENERAL

         The indenture does not limit the amount of debt securities that we may issue. Unless we state otherwise in a prospectus supplement, the debt securities that we issue under this prospectus will not limit the amount of other debt that we can issue.

         The indenture allows us to issue debt securities in one or more series. The prospectus supplement for a series of debt securities being offered will include the specific terms of the debt securities. These terms will include all or some of the following:

         o        the title of the debt securities;

         o the principal amount and the permitted denominations of the debt securities;

         o the price or prices at which the debt securities will be issued;

         o the currency or currencies in which the principal of and any interest on the debt securities will be payable;

         o the dates on which principal and interest on the debt securities will be payable;

         o the interest rate, if any, for the debt securities or the method that will be used to determine the interest rate;

         o        the places where principal and interest will be payable;

         o        any mandatory or optional repayment or redemption provisions;
                  and

         o        any other terms of the debt securities.

         We are permitted under the indenture to issue debt securities of a single series at various times, with different maturity dates and redemption and repayment provisions, if any, and different interest rates.

(Section 2.5) We will specify in the applicable prospectus supplement the persons to whom and the manner in which any interest will be payable.

         The debt securities will be unsecured, unsubordinated indebtedness of Goodrich. The debt securities will rank equally with all our other unsecured and unsubordinated indebtedness.

         The debt securities will be issued in the denominations set forth in the applicable prospectus supplement. The trustee will maintain a register of the names of the holders of the debt securities. (Section 2.10) We will maintain an office or agency where the debt securities may be presented for payment and may be transferred or exchanged. (Section 3.2) We will not make any service charges for any transfer or exchange of the debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable on the debt securities. (Section 2.10)

         We may sell debt securities at a substantial discount below their stated principal amount, and we may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.

BOOK-ENTRY PROCEDURES

         We may issue debt securities in the form of one or more global certificates registered in the name of a depositary or a nominee of a depositary. Unless we state otherwise in the applicable prospectus supplement, the depositary will be The Depository Trust Company. The Depository Trust Company has informed us that its nominee will be Cede & Co., who will be the initial registered holder of any series of debt securities that are issued in book-entry form.

         If we use the book-entry only form for any series of debt securities, we will not issue certificates to individual holders of the debt securities, except as set forth below or in the applicable prospectus supplement. The Depository Trust Company and its participating organizations will only show beneficial interests in, and transfers of, book-entry securities on the records that it and its participating organizations maintain. In addition, if any holder of debt securities issued in book-entry form wants to take any action, it must instruct the participating organization through which it holds the debt securities. The participating organization must then instruct The Depository Trust Company or Cede & Co., as the registered holder of the debt securities, to take action.

         The Depository Trust Company is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company holds securities that its participating organizations, or direct participants, deposit with it. The Depository Trust Company also facilitates the clearance and settlement of securities transactions among direct participants through electronic book-entries, thereby eliminating the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations, including banks, brokers, dealers and trust companies that work with a direct participant, also use The Depository Trust Company's book-entry system. These organizations are referred to as indirect participants. The rules that apply to The Depository Trust Company and its participants are on file with the SEC.

         If anyone wishes to purchase, sell or otherwise transfer debt securities in book-entry form, they must do so through a direct or indirect participant. Under a book-entry format, holders of debt securities may experience some delay in their receipt of payments. Holders will not be recognized as registered holders of the debt securities and, thus, will be permitted to exercise their rights only indirectly through and subject to the procedures of direct participants and, if applicable, indirect participants.

         The absence of physical certificates may limit the ability of a holder to pledge debt securities issued in book-entry form to persons or entities that do not participate in the Depository Trust Company system, or to otherwise act with respect to the debt securities.

         The Depository Trust Company has advised us that it will only take any action permitted to be taken by a registered holder of any debt securities at the direction of a direct participant.

         Debt securities represented by a book-entry security will be exchangeable for the debt securities in registered form with the same terms only if:

         o The Depository Trust Company notifies us that it is unwilling or unable to continue as depositary or The Depository Trust Company ceases to be a clearing agency registered under applicable law and we do not appoint a new depositary within 90 days; or

         o        we determine that the global security is exchangeable.

         Except as we describe in this section, a book-entry security may not be transferred except as a whole by The Depository Trust Company to its nominee or by its nominee to The Depository Trust Company or another of its nominees or to a successor depositary appointed by us.

         The information in this section about The Depository Trust Company and the book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by The Depository Trust Company or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

CERTAIN COVENANTS

         We must comply with the restrictive covenants in the indenture that are described below.

DEFINITIONS

         "Attributable Debt" with respect to any lease under which we are liable is defined as the lesser of (1) the fair value of the property subject to that lease as determined by certain of our officers or (2) the present value of the total net amount of rent we must pay under that lease until it expires, calculated using a discount rate determined by certain of our officers and compounded semiannually. The net amount of rent we must pay under any lease for any period is the amount of rent payable for the period, excluding payments for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. For any lease that we may terminate by paying a penalty, the net amount of rent includes the penalty, but no rent is included after the first date upon which the lease may be terminated.

         "Consolidated Net Tangible Assets" is defined as the total amount of assets (minus applicable reserves and properly deductible items) minus (1) all current liabilities, excluding (a) those which are extendible or renewable to more than 12 months after the time as of which the amount of the liability is being computed, (b) current maturities of long-term indebtedness and (c) capital lease obligations, and (2) all goodwill, in each case as shown on our audited financial statements.

         "Debt" is defined as indebtedness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar documents.

         "Funded Debt" is defined as all indebtedness for money borrowed (1) with a maturity of more than 12 months after the date on which the amount of indebtedness is determined or (2) with a maturity that is less than 12 months from that date but which is renewable or extendible beyond 12 months from that date at the borrower's option.

         "Principal Property" is defined as any building, structure or other facility, the land upon which it stands and the fixtures that are a part of it,
(1) that is used primarily for manufacturing and is located in the United States and (2) the net book value of which exceeds 3% of Consolidated Net Tangible Assets. Principal Property does not include (1) any building, structure or facility that, in the opinion of our board of directors, is not of material importance to our total business or (2) any portion of a particular building, structure or facility that, in the opinion of our board of directors, is not of material importance to the use or operation of that building, structure or facility.

         "Restricted Subsidiary" is defined as any Subsidiary (1) with substantially all its property located in the United States or carrying on substantially all its business within the United States and (2) which owns a Principal Property. "Restricted Subsidiary," however, does not include any Subsidiary whose primary business (1) consists of financing operations in connection with leasing and conditional sales transactions on behalf of Goodrich, (2) consists of purchasing accounts receivable or making loans secured by accounts receivable or inventory or (3) is that of a finance company.

         "Subsidiary" is defined as any company in which we and/or one or more of our subsidiaries own, directly or indirectly, at least a majority of the outstanding voting stock.

LIMITATION ON LIENS

         The indenture prohibits us and our Restricted Subsidiaries from incurring, issuing, assuming or guaranteeing any Debt secured by any sort of lien on

         (1)      any Principal Property owned by us or a Restricted Subsidiary,

         (2)      any stock in any Restricted Subsidiary, or

         (3)      any Debt of any Restricted Subsidiary,

without securing all outstanding series of debt securities equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed, unless the aggregate principal amount of that secured Debt together with (1) all secured Debt that would otherwise be prohibited, and (2) all of our and our Restricted Subsidiaries' Attributable Debt in respect of sale and leaseback transactions that would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below, would not exceed 10% of Consolidated Net Tangible Assets. The restriction described above does not apply to guarantees related to the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising in the ordinary course of business out of installment or conditional sales of merchandise, equipment or services to distributors, dealers or other customers and similar transactions involving retention of title.

         In addition, the restriction described above will not apply to Debt secured by the following:

         o liens on property, stock or Debt of any corporation existing at the time it becomes a Restricted Subsidiary;

         o liens to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary;

         o        liens for taxes, assessments or governmental charges or levies
                  (a) that are not yet due and delinquent or (b) the validity of which we are contesting, or deposits to obtain the release of these liens;

         o liens of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar liens, or deposits to obtain the release of these liens;

         o liens arising under legal process the execution or enforcement of which is stayed and which are being contested in good faith;

         o liens (a) to secure public or statutory obligations, (b) to secure payment of workmen's compensation, (c) to secure performance in connection with tenders, leases of real property, bids or contracts or (d) to secure (or in lieu of) surety or appeal bonds, and liens made in the ordinary course of business for similar purposes;

         o liens in favor of the United States, any state in the United States, or any agency, department, instrumentality or political subdivision thereof or of any other country or political subdivision thereof, to secure payments pursuant to any contract or statute or to secure any debt incurred to finance the purchase price or the cost of construction of the property subject to the lien;

         o liens on property, stock or Debt of a corporation (a) existing at the time we acquired the corporation (including corporations with which we merged or consolidated or purchased substantially all the properties of), (b) that secure the payment of the purchase price, construction cost or improvement cost thereof or (c) that secure any Debt incurred prior to, at the time of, or within one year after we acquired the property, shares or Debt, or completed the construction on or commenced commercial operation of the property, whichever is later, for the purpose of financing the purchase price or construction cost;

         o        liens existing at the date of the indenture; and

         o any extension, renewal or replacement of any of the foregoing liens that does not increase the Debt secured by such lien and that is limited to all or a part of the same property, stock or Debt that secured the original lien. (Section 3.4)

LIMITATION ON SALES AND LEASEBACKS

         The indenture provides that neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction with any bank, insurance company or other lender or investor where we or the Restricted Subsidiary would lease a Principal Property for a period totaling more than three years if that Principal Property has been or will be sold by us or a Restricted Subsidiary within one year after acquisition, completion of construction or commencement of full operations thereof to that investor or lender or to any person to whom that lender or investor has made funds available on the security of that Principal Property, unless either:

         o we or the Restricted Subsidiary could create Debt secured by a lien on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to that sale and leaseback transaction without equally and ratably securing the debt securities of all series pursuant to the provisions of the covenant on limitation on liens described above; or

         o we apply within 270 days after the sale or transfer by us or the Restricted Subsidiary an amount equal to the greater of
                  (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement and (2) the fair market value of the Principal Property (as determined by certain of our officers) so sold and leased back at the time of entering into the arrangement to

                  o the purchase of different property, facilities or equipment that has a value at least equal to the net proceeds of the sale or

                  o        the retirement of our Funded Debt.

         The amount to be applied to the retirement of our Funded Debt will, however, be reduced by (1) the principal amount of any debt securities issued under the indenture (or, if any of those debt securities are original issue discount debt securities, the portion of the principal amount that is due and payable with respect to those debt securities pursuant to a declaration in accordance with Section 4.1 of the indenture) delivered within 270 days after the relevant sale to the trustee for retirement and cancellation and (2) the principal amount of Funded Debt, other than the debt securities issued under the indenture, voluntarily retired by us within 270 days after the relevant sale. We may not effect any retirement of Funded Debt referred to above by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision. (Section 3.5)

ABSENCE OF OTHER RESTRICTIONS

         The indenture does not contain:

         o        any restrictions on the declaration of dividends;

         o any requirements concerning the maintenance of any asset ratio; or

         o        any requirement for the creation or maintenance of reserves.

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

         The indenture permits us to consolidate or merge with or into another entity, and to sell, convey or lease all or substantially all our property to another entity, only if certain conditions in the indenture are met including:

         o the successor entity, purchaser or lessee expressly assumes our obligations on the debt securities and under the indenture; and

         o we are not, or our successor is not, as the case may be, in default under any covenant or condition in the indenture immediately after giving effect to the consolidation, merger, sale, conveyance or lease. (Article Eight)

EVENTS OF DEFAULT, WAIVER AND NOTICE

         "Event of Default" when used with respect to a series of debt securities issued under the indenture will mean any of the following:

         o our failure to pay any interest on the debt securities of that series for a period of 10 days after the interest was due;

         o our failure to pay the principal on the debt securities of that series;

         o our failure to deposit any sinking fund payment on the debt securities of that series;

         o our failure to perform any other covenant or agreement in the indenture with respect to that series of debt securities, and the continuance of that failure for 90 days after the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of that series have given notice to us (and, in the case of a notice from the holders, the trustee) of such failure;

         o acceleration of any indebtedness of ours (1) with a principal amount of more than $50,000,000, or (2) under any mortgage, indenture or other instrument that permits the incurrence by us of more than $50,000,000 of indebtedness, in either case that is not discharged, rescinded or annulled within 10 days after the trustee or the holders of at least 25% of the debt securities of such series have given to us (and, in the case of a notice of the holders, the trustee) written notice of this default;

         o various events involving our bankruptcy, insolvency or reorganization; and

         o any other Event of Default established with respect to debt securities of that series. (Sections 2.5 and 4.1)

         Within 90 days after the occurrence of a default, the trustee will give all holders of debt securities of the affected series notice of all defaults known to it. Except in the case of a default in the payment of principal, interest or any sinking fund installment, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. (Trust Indenture Act)

         If an Event of Default with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of that series may by written notice to us declare the principal (or, in the case of original issue discount debt securities, the portion specified in the applicable prospectus supplement) of the debt securities of that series and any accrued interest to be due and payable immediately. Once this has happened, subject to various conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can annul the declaration of acceleration and waive the past defaults, except that they cannot waive uncured defaults in the payment of principal, any premium or any interest. (Sections 4.1 and 4.9)

         We must file on an annual basis with the trustee, among other things, a written statement of one of our officers regarding his knowledge of our compliance with all conditions and covenants under the indenture. (Trust Indenture Act)

         The holders of at least a majority in aggregate principal amount of the debt securities of each series affected (with each series voting separately as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power given under the indenture to the trustee. (Section 4.8)

         The trustee does not have to exercise any of its rights or powers at the direction of the holders of debt securities unless the holders offer the trustee reasonable security or indemnity against expenses and liabilities. (Section 5.1(d))

DEFEASANCE

         DEFEASANCE AND DISCHARGE

         The indenture provides that we will be discharged from any and all obligations with respect to the debt securities of any series (other than various obligations regarding transfer, exchange, cancellation of debt securities, destroyed, lost or stolen debt securities, temporary securities, offices for payment, paying agents and obligations with respect to the trustee) if we deposit with the trustee in trust money and/or U.S. government obligations that will provide enough money to pay the principal of, each installment of interest on, and any mandatory sinking fund payments with respect to, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. (Section 12.2 and 12.4)

         We may only establish this kind of trust if, among other things, we have delivered to the trustee an opinion of counsel stating that, due to an Internal Revenue Service ruling or a change in federal income tax law, holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of that deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if that deposit, defeasance and discharge had not occurred. (Section 12.4)

         DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

         The indenture provides that we may choose not to comply with the covenants described above under "Limitation on Liens" and "Limitations on Sales and Leasebacks" and with Section 4.1(d) of the indenture (described above in the fourth bullet point under "Events of Default, Waiver and Notice") without triggering an Event of Default with respect to a particular series of debt securities, if we deposit with the trustee in trust money and/or U.S. government obligations which through the payment of interest and principal will provide enough money to pay the principal of, each installment of interest on, and any mandatory sinking fund payments with respect to, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. Our other obligations under the indenture and those debt securities and other Events of Default will remain in full force and effect. (Section 12.3 and 12.4)

         We may only establish this kind of trust if, among other things, we have delivered to the trustee an opinion of counsel stating that the holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of that deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amounts, in the same manner and at the same times, as would have been the case if that deposit and defeasance had not occurred. (Section 12.4)

         If we exercise the option described in this section and the debt securities of the relevant series are declared due and payable because of the occurrence of any Event of Default (other than the Event of Default described above in the fourth bullet point under "Events of Default, Waiver and Notice"), the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on those debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from that Event of Default.

SATISFACTION AND DISCHARGE OF THE INDENTURE

         The indenture generally will cease to be of any further effect with respect to a series of debt securities if:

         o we have paid the principal of and interest on all debt securities of that series (with certain limited exceptions) when these debt securities have become due and payable;

         o we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

         o all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable or subject to redemption within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of these debt securities (with certain limited exceptions).

In addition, we must pay all other sums payable by us under the indenture with respect to that series of debt securities. (Section 9.1)

CHANGES TO THE INDENTURE

         Holders who own not less than 50% in principal amount of the outstanding debt securities of all series affected can agree to amend the indenture or the rights of the holders of those debt securities. However, without the consent of each affected holder of debt securities, no amendment can:

         o        extend the fixed maturity of those debt securities;

         o reduce the principal amount of, or premium on, those debt securities;

         o reduce the rate or the time of payment of interest on those debt securities;

         o        change the currency of those debt securities;

         o reduce the portion of the principal amount of original issue discount debt securities payable upon acceleration of the maturity thereof;

         o reduce the portion of the principal amount of those debt securities provable in bankruptcy;

         o reduce amounts payable upon redemption of those debt securities;

         o        reduce the overdue rate of interest on those debt securities;

         o impair any right of repayment at the option of the holders of those debt securities; or

         o reduce the percentage of principal amount of debt securities required to amend the indenture. (Section 7.2)

         We may amend the indenture in certain circumstances without your consent to evidence our merger with another company or the replacement of the trustee and for certain other purposes. (Section 7.1)

CONCERNING THE TRUSTEE

         The Bank of New York will serve as trustee under the indenture. We maintain deposit accounts and conduct other banking transactions with The Bank of New York in the ordinary course of our business. If we use a different trustee for any debt securities, we will let you know in the prospectus supplement.

                      DESCRIPTION OF SERIES PREFERRED STOCK

         We have summarized below provisions of our certificate of incorporation relating to our series preferred stock. The summary does not contain all the provisions that you may want to consider as an investor in our series preferred stock. You may wish to review our certificate of incorporation. We have filed a copy of our certificate of incorporation with the SEC.

GENERAL

         Our certificate of incorporation authorizes us to issue 10,000,000 shares of series preferred stock, par value $1.00 per share, in one or more series. However, shares of our series preferred stock that have been redeemed are deemed retired and extinguished and may not be reissued. As of June 30, 2002, 2,401,673 shares of series preferred stock have been redeemed, 7,598,327 shares of series preferred stock were available for issuance in the future, and no shares of series preferred stock were outstanding.

         Our board of directors has the power, without shareholder approval, to create one or more series of series preferred stock, to issue shares of series preferred stock up to the maximum number of shares of series preferred stock available for issuance, and to fix the terms of each series of series preferred stock, including the following:

         o        the number of shares to be issued in a particular series;

         o the dividend rate on the shares of that series, including whether dividends will be cumulative;

         o whether the shares of that series will be redeemable, and if they are, the circumstances under which they will be redeemable;

         o whether the shares of that series will be convertible into or exchangeable for other securities, and if so, the terms and conditions on which they may be converted or exchanged;

         o the amount payable on the shares of that series if we should liquidate, dissolve or wind-up our business;

         o the circumstances, if any, under which a holder of the shares may vote; and

         o any other terms as long as they do not violate our certificate of incorporation or any resolution of our board of directors.

         The particular terms of any series of preferred stock that we may offer will be described in a prospectus supplement.

DIVIDENDS

         Dividends on outstanding shares of series preferred stock must be paid before any dividends may be paid on shares of common stock. All shares of series preferred stock will be of equal rank as to the payment of dividends, but two or more series may differ as the existence and extent of the right to receive cumulative dividends.

VOTING RIGHTS

         Except as otherwise provided by law or in the terms of a series of preferred stock, holders of series preferred stock will not have any right to vote on matters submitted to our shareholders. However, at any time after we have failed to pay six quarterly dividends on one or more series of our preferred stock entitled to receive cumulative dividends, the holders of those series of cumulative preferred stock will be entitled to elect two members of our board of directors. In addition, at any time after we have failed to pay six quarterly dividends on one or more series of our non-cumulative preferred stock, the holders of those series of non-cumulative preferred stock will be entitled to elect two members of our board of directors. The right to elect directors will continue in effect until all cumulative dividends in arrears have been paid in full, with respect to shares of series preferred stock entitled to receive cumulative dividends, and until all non-cumulative dividends have been paid in full for four consecutive quarterly dividend periods, with respect to shares of non-cumulative series preferred stock. Holders of series preferred stock who become entitled to vote in accordance with these provisions will have not more than one vote per share.

LIQUIDATION

         If we liquidate, dissolve or wind-up our business, whether voluntarily or not, holders of shares of series preferred stock will be entitled to be paid their preferential liquidation amount before any payments may be made to holders of our common stock. If our assets are insufficient to pay in full the preferential liquidation amount of all series preferred stock, our assets will be distributed to the holders of our series preferred stock ratably in accordance with the respective preferential liquidation amounts.

REDEMPTION

         If a series of our preferred stock is redeemable, we may redeem all or any part of the series by paying the redemption price plus all accrued and unpaid dividends to the date fixed for redemption. However, we may not redeem any series preferred stock unless all cumulative accrued and unpaid dividends have been paid in full or if the redemption would reduce our net assets below the aggregate amount payable upon liquidation, dissolution or winding up of our business to the holders of shares having rights senior or equal to the series preferred stock that is being redeemed. If we redeem less than the entire amount of a series of preferred stock, the shares to be redeemed will be selected by lot or pro rata in any manner determined by our board of directors to be fair and proper. Shares of our series preferred stock that are redeemed will be retired and extinguished and may not be reissued.

JUNIOR PREFERRED STOCK

         Currently, our only authorized series of preferred stock is the Junior Participating Preferred Stock, Series F, par value $1.00 per share, which we refer to as the junior preferred stock. The junior preferred stock is issuable upon the exercise of the rights issued under our shareholder rights plan, which is described under "Description of Common Stock - Anti-Takeover Provisions; Shareholder Rights Plan." We are authorized to issue up to 200,000 shares of junior preferred stock.

         DIVIDEND RIGHTS

         Subject to the rights of the holders of any of our shares ranking prior to the junior preferred stock, holders of shares of junior preferred stock will be entitled to receive a preferential quarterly dividend payable on the first day of January, April, July and October of each year. The per share quarterly dividend will be equal to 1,000 times the dividend per share declared on our common stock, but in no event less than $10.00 per share. These dividend rates are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock. To the extent not paid, dividends on the junior preferred stock will accrue and be cumulative. Accrued but unpaid dividends will not bear interest.

         VOTING RIGHTS

         Each share of junior preferred stock has 1,000 votes on all matters submitted to a vote of our shareholders. These voting rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock. Generally, the holders of junior preferred stock and the holders of common stock will vote together as one class unless otherwise provided by our certificate of incorporation or applicable law.

         LIQUIDATION RIGHTS

         If we liquidate, dissolve or wind-up our business:

         o no distributions will be made to the holders of shares of stock ranking junior to the junior preferred stock unless the holders of shares of junior preferred stock have received an amount per share equal to the greater of

                  o   $1,000 plus all accrued and unpaid dividends and

                  o 1,000 times the aggregate amount to be distributed per share to the holders of our common stock; and

         o no distributions will be made to the holders of shares of stock ranking on a parity with the junior preferred stock, except distributions made ratably on the junior preferred stock and all other parity stock in proportion to the total amounts to which holders of all such shares are entitled upon liquidation, dissolution or winding up.

         These liquidation rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock.

         EFFECT OF MERGERS, CONSOLIDATIONS AND OTHER TRANSACTIONS

         If we merge, consolidate, combine or enter into other transactions in which our common stock is exchanged for other stock or securities, cash or any other property, each share of junior preferred stock will be similarly exchanged for an amount equal to 1,000 times the aggregate amount of stock, securities, cash and other property, as the case may be, into which each share of common stock is exchanged. These rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock.

         RANKING OF JUNIOR PREFERRED STOCK

         The shares of junior preferred stock rank senior to our common stock as to the payment of dividends and the distribution of assets.

         CERTAIN RESTRICTIONS

         Unless we have paid all dividends and distributions payable on our junior preferred stock, we may not:

         o declare or pay dividends or other distributions on any shares of stock ranking junior to the junior preferred stock;

         o declare or pay dividends or other distributions on any shares of stock ranking on a parity with the junior preferred stock, except dividends paid ratably on the junior preferred stock and the parity stock;

         o acquire shares of any stock ranking junior to the junior preferred stock, except that we may acquire any stock ranking junior to the junior preferred stock in exchange for shares of any of our stock ranking junior to the junior preferred stock; or

         o acquire shares of junior preferred stock or any stock ranking on a parity with the junior preferred stock, except in accordance with a purchase offer made to all holders of these shares upon terms that our board of directors, after considering the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith to result in fair and equitable treatment among the respective series or classes.

         We may not permit any of our subsidiaries to acquire any shares of our stock unless we could acquire the shares in accordance with the terms of the junior preferred stock.

         REACQUIRED SHARES

         If we acquire any shares of junior preferred stock, we will promptly retire and cancel them.

         REDEMPTION

         Shares of junior preferred stock are not redeemable.

                           DESCRIPTION OF COMMON STOCK

         We have summarized below provisions of our certificate of incorporation and our shareholder rights agreement. This summary does not contain all the provisions that you may want to consider as an investor in our common stock. You may wish to review our certificate of incorporation and shareholders rights agreement. We have filed copies of our certificate of incorporation and shareholder rights agreement with the SEC.

GENERAL

         We have authority to issue 200,000,000 shares of common stock, par value $5.00 per share. As of June 30, 2002, 102,100,408 shares were outstanding (excluding 14,018,598 shares held by wholly owned subsidiaries). Our common stock is listed on the New York Stock Exchange under the symbol "GR." As described below under "-Anti-Takeover Provisions; Shareholder Rights Plan," each outstanding share of our common stock carries with it one preferred share purchase right.

DIVIDENDS

         Subject to the rights of any outstanding series preferred stock, the holders of common stock may receive dividends when declared by our board of directors out of surplus legally available for the payment of dividends.

VOTING RIGHTS

         Holders of shares of common stock are entitled to one vote per share in the election of directors and other matters. There is no cumulative voting.

LIQUIDATION RIGHTS

         If we liquidate, dissolve or wind-up our business, whether voluntarily or not, holders of our common stock will share on a pro rata basis in the distribution of all assets remaining after we pay our liabilities and any required amounts to the holders of any shares ranking senior to our common stock.

OTHER PROVISIONS

         Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of our certificate of incorporation and New York law, and our shareholder rights plan, may make it more difficult for someone to acquire control of us or to remove our management.

         APPROVAL OF CERTAIN MERGERS, CONSOLIDATIONS, SALES AND LEASES. Our certificate of incorporation requires us to get the approval of the holders of 80% of our voting stock, in addition to any vote required by law, before we may enter into various transactions with substantial shareholders, including the following:

         o a merger or consolidation between us and a substantial shareholder or an affiliate or associate of a substantial shareholder;

         o the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a substantial shareholder or any affiliate or associate of a substantial shareholder involving any of our assets or securities having a fair market value of $25 million or more;

         o the adoption of any plan or proposal to liquidate or dissolve us proposed by a substantial shareholder or any affiliate or associate of a substantial shareholder; or


         o any reclassification of our securities, recapitalization, or merger or consolidation of us with any of our subsidiaries or other transaction that increases the proportionate share of any class or series of our stock, or securities convertible into our stock or equity securities of any of our subsidiaries, that is beneficially owned by a substantial shareholder or any affiliate or associate of a substantial shareholder.

         Our certificate of incorporation defines a substantial shareholder as any individual, firm, corporation or other entity that:

         o beneficially owns, directly or indirectly, more than 20% of our voting stock;

         o is an affiliate or associate of ours and at any time within a specified time period was the beneficial owner, directly or indirectly, of more than 20% of our voting stock; or

         o is an assignee of or has otherwise succeeded to any shares of our voting stock that were at any time within a specified time period beneficially owned by a substantial shareholder, if the assignment or succession occurred in a transaction or series of transactions not involving a public offering under the Securities Act of 1933.

         The 80% shareholder approval voting requirement does not apply to any transaction if:

         o it was recommended by a majority of our disinterested directors, which our certificate of incorporation defines as any director who:

                  o is not affiliated with a substantial shareholder and was a member of the board of directors prior to when the substantial shareholder became a substantial shareholder, or

                  o is the successor to a disinterested director and who is not affiliated with a substantial shareholder and was recommended to become a director by a majority of our disinterested directors; or

         o        certain price and procedural requirements are met as follows:

                  o Price. The consideration to be received by the holders of our stock in the transaction must be in cash or in the same form and in the same relative proportion as previously paid by or on behalf of the substantial shareholder or any associate or affiliate of the substantial shareholder for that class or series of stock. In addition, the per-share amount of cash plus the value of any non-cash consideration to be received by holders of our stock must equal or exceed:

                           o the highest per share price paid by the substantial shareholder for the stock within a specified time period or in the transaction in which the substantial shareholder became a substantial shareholder, whichever is higher;

                           o the highest closing price of the stock within a specified time period; and

                           o in the case of holders of preferred stock, the highest preferential amount to which the holders are entitled if we were to liquidate, dissolve or wind-up our business.

                  o Procedural Requirements. After a substantial shareholder has become a substantial shareholder:

                           o except as recommended by a majority of our disinterested directors, we must pay full quarterly dividends on any shares of our preferred stock outstanding, we must not reduce the annual rate of dividends on our common stock, and we must increase the annual rate of dividends on our common stock to reflect any reclassification, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of our common stock;

                           o the substantial shareholder must not receive the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by us;

                           o we must mail a proxy statement to our shareholders describing the proposed transaction in accordance with the requirements of the Securities Exchange Act of 1934 at least 30 days prior to the completion of the transaction; and

                           o the substantial shareholder must not make any material change in our business or equity structure without the recommendation of a majority of our disinterested directors.

         These anti-takeover provisions may be amended or repealed only with the approval of the holders of 80% of our voting stock, unless the amendment or repeal is recommended by a majority of our disinterested directors.

         SHAREHOLDER RIGHTS PLAN. Each outstanding share of our common stock carries with it one preferred share purchase right. Each right allows the registered holder to purchase directly from us one one-thousandth of a share of our junior preferred stock for a purchase price of $200. The terms of the rights are described in a rights agreement, dated as of June 2, 1997, between Goodrich and The Bank of New York, as rights agent.

         Each share of our junior preferred stock generally has voting and dividend rights that are intended to be equivalent to one thousand shares of our common stock. The terms of the junior preferred stock are described under "Description of Series Preferred Stock - Junior Preferred Stock" beginning on page 17.

         The preferred share purchase rights are not exercisable until a distribution date has occurred, as described below. Before a distribution date has occurred, the rights will trade with shares of our common stock and will be evidenced by the certificates that evidence our shares of common stock. On the distribution date, the rights will separate from the common stock. As soon as possible after a distribution date, we will send each record holder of rights a separate certificate evidencing the rights.

         A distribution date generally will occur upon the earlier of

         o ten business days after a public announcement that a person has become an acquiring person, or

         o ten business days after the commencement of, or announcement of an intention to commence, a tender or exchange offer that would result in a person becoming an acquiring person.

         Under the plan, a person (other than us or any of our employee benefit plans) will become an acquiring person if that person, together with any affiliated or associated persons, acquires, or obtains the right to acquire or vote, 20% or more of our outstanding common stock, subject to certain exceptions described in the plan.

         In the context of a tender or exchange offer, our board of directors may extend the period of time following the commencement or announcement of the offer on which a distribution date will be deemed to occur. In addition, if our board of directors determines in good faith that a person has inadvertently become an acquiring person, and if that person promptly reduces its beneficial ownership of common stock to less than 20% of our outstanding common stock, that person will not be deemed to be an acquiring person under the plan.

         If a person becomes an acquiring person, the holder of each right may exercise the right into a number of shares of our common stock having a then current market value of two times the purchase price of the right. If there are an insufficient number of shares of common stock to permit the exercise of the rights in full, we will substitute shares of junior preferred stock or fractions thereof that have the same market value as the shares of common stock that would otherwise be issued upon exercise of the rights.

         In addition, if

         o we are acquired in a merger or other business combination transaction or

         o 50% or more of our consolidated assets or earning power is sold after a person has become an acquiring person, arrangements will be made so that the holder of each right may exercise the right into a number of shares of common stock of the acquiring company that have a then current market value of two times the purchase price of the right.

         Any rights held by any person who becomes an acquiring person and its affiliates and associates will be void, and the holder of these rights will not be entitled to exercise the rights.

         If a person has become an acquiring person but has not acquired beneficial ownership of 50% or more of our outstanding common stock, we may exchange the rights in whole or in part for

         o shares of our common stock at an exchange ratio of one share of common stock per right, or

         o if we do not have a sufficient number of shares of our common stock to permit the exchange, shares of our junior preferred stock or fraction thereof having a market value equal to one share of common stock.

         The rights will expire at the close of business on August 2, 2007, or earlier if

         o        we redeem them, or

         o we exchange them for shares of our common stock or junior preferred stock.

         Until a right is exercised, the holder of a right will have no rights as a shareholder. Under the rights agreement, we may pay cash instead of issuing certificates for fractions of a right or a share of our junior preferred stock, other than fractions which are integral multiples of one one-thousandth of a share of junior preferred stock.

         Until a person has become an acquiring person, we may

         o redeem the rights in whole, but not in part, at a price of $0.01 per right, and

         o supplement or amend the rights agreement without the approval of the holders of the rights.

         Our board of directors may establish the timing, basis and conditions of the redemption.

         After any person becomes an acquiring person, we may not amend the rights agreement in any manner that would adversely affect the interests of the holders of the rights.

         The purchase price, exchange ratio, redemption price and number of shares of our junior preferred stock or other securities or property that will be issued upon the exercise of the rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits, reclassifications and other events described in the rights agreement.

         The rights have certain anti-takeover effects. The rights will cause substantial dilution of the ownership interests of anyone who attempts to acquire us without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors because the rights are either redeemable, are not exercisable or do not go into effect under those circumstances.

         INTERESTED SHAREHOLDER TRANSACTIONS. New York law prohibits us from engaging in a business combination with the beneficial owner of 20% or more or our stock for five years after the shareholder acquired the stock, unless:

         o the shareholder's acquisition of our stock was approved by our board of directors before the purchase; or

         o the business combination was approved by our board of directors before the shareholder's acquisition of our stock.

         After the expiration of the five-year period, the business combination generally will be permitted if:

         o the combination was approved by the holders of a majority of the outstanding shares of our voting stock owned by our disinterested shareholders at a meeting called no earlier than five years after the shareholder acquired 20% or more of our stock; or

         o the price paid to all shareholders is equal to or more than the greater of

                  o        the price paid by the 20% shareholder,

                  o the market value of our stock when it was acquired by the 20% shareholder or when the business combination was announced, plus interest and less dividends, and

                  o in the case of holders of preferred stock, the dividends and highest preferential amount to which the holders would be entitled to receive if we were to liquidate, dissolve or wind-up our business.

         ANTI-GREENMAIL PROVISIONS. New York laws prohibits us from acquiring more than 10% of our stock from a shareholder who has held the shares for less than two years at any price that is more than the market price, unless the transaction was approved by both our board of directors and a majority of our shareholders entitled to vote, or unless we offer to purchase shares from all our shareholders on the same terms. In addition, our certificate of incorporation contains a similar requirement applicable to any purchase by us of our shares from a beneficial owner of 3% or more of the class of securities being acquired.

         ADVANCE NOTICE PROVISIONS. Under our bylaws, a shareholder may not nominate a person for election to the board of directors or propose that any other business be considered at any annual meeting of shareholders unless the shareholder gives us timely notice of this action. To be timely, the notice must be delivered to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's meeting. However, if the date of our annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of our meeting in the preceding year, notice must be delivered no earlier than the 120th day prior to the meeting and not later than 90 days prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The notice must set forth certain information described in our bylaws. Similar notice requirements apply for shareholder nominations of directors at any special meeting at which directors are to be elected.

         SPECIAL SHAREHOLDER MEETINGS. Under our bylaws, special meetings of our shareholders may be called only by our board of directors, unless otherwise required by law. In addition, at a special meeting, our shareholders may only consider business related to the purposes of the meeting set forth in the notice of meeting.

         ISSUANCE OF SERIES PREFERRED STOCK. Our board of directors has the power, without shareholder approval, to issue shares of our series preferred stock and to determine the preferences, rights, privileges and restrictions of any series of series preferred stock. The issuance of series preferred stock could adversely affect the voting power, dividend rights and other rights of the holders of common stock. Issuance of series preferred stock could also, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. When issuing series preferred stock, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that our shareholders might believe to be in our and their best interests or in which our shareholders might receive a premium for their shares of common stock over the then-prevailing market price.

                          DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

         We may issue stock purchase contracts, including contracts that obligate holders to purchase from us, and us to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and either debt securities or debt obligations of third parties, including U.S. Treasury securities, that are pledged to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

         A prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase contracts and stock purchase units will also be discussed in the applicable prospectus supplement. If we issue any stock purchase contracts or stock purchase units, we will file or incorporate the form of stock purchase contract or stock purchase unit as exhibits to the registration statement, and you should read these documents for provisions that may be important to you. You can obtain copies of any form of stock purchase contract or stock purchase unit by following the directions under the caption "Where You Can Find More Information."

                              PLAN OF DISTRIBUTION

         We may sell the securities described in this prospectus

         o        to or through underwriters or dealers;

         o        directly to one or more purchasers;

         o        through agents; or

         o        directly to shareholders.

         We may effect the distribution of the securities from time to time in one or more transactions either:

         o        at a fixed price or prices which may be changed;

         o        at market prices prevailing at the time of sale;

         o        at prices relating to such prevailing market prices; or

         o        at negotiated prices.

         For each offering of securities, the prospectus supplement will describe the plan of distribution.

BY UNDERWRITERS AND DEALERS

         If we use underwriters in the sale of offered securities, they will acquire the offered securities for their own accounts. The underwriters may then resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or after the sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered securities if any of the offered securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

         If we use dealers in the sale, we will sell securities to them as principals. The dealers may then resell the securities to the public at varying prices to be determined by these dealers at the time of sale.

BY AGENTS

         We may also sell securities through agents that we designate. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

DIRECT SALES

         We may also sell securities directly to our shareholders or other purchasers. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

         Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts, concessions or commissions that we pay them and any profit on their resale of the offered securities may be treated as underwriting discounts, concessions and commissions under the Securities Act of 1933. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

         Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

         We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

         Unless otherwise indicated in the prospectus supplement, we do not intend to list any of the securities on a national securities exchange, other than common stock. If the securities are not listed on a national securities exchange, certain broker-dealers may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the securities or as to the liquidity of the trading market for the securities, whether or not the securities are listed on a national securities exchange. The prospectus supplement with respect to the securities will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

         In connection with an offering of the offered securities, underwriters or agents may purchase and sell the offered securities in the open market. These transactions may include over-allotment and stabilizing transactions, purchases to cover syndicate short positions created in connection with the offering and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the offered securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate short positions involve the sale by the underwriters or agents of a greater number of offered securities than they are required to purchase from us in the offering. The underwriters or agents also may impose a penalty bid which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the offered securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on any exchange on which the offered securities are traded, in the over-the-counter market or otherwise.

         If we so indicate in a prospectus supplement, we will authorize underwriters or our agents to solicit offers by certain institutional investors to purchase offered securities from us that will be paid for and delivered on a future date specified in the applicable prospectus supplement. The obligations of any purchasers under these delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

         The legality of the securities offered in this prospectus will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.

         Certain legal matters with respect to the offered securities will be passed on by Cravath Swaine & Moore, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Goodrich Corporation at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in Goodrich Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Securities and Exchange Commission registration fee      $  220,800
Printing and engraving expenses ...................         100,000
Rating agency fees ................................       1,200,000
Trustee's fees and expenses .......................           5,000
Legal fees and expenses ...........................         100,000
Accounting fees and expenses ......................          75,000
Other .............................................          24,200
                                                         ----------
           Total ..................................      $1,725,000
                                                         ==========


--------------
*  All amounts other than the registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under our Restated Certificate of Incorporation, no member of our Board of Directors will have any personal liability to us or our shareholders for damages for any breach of duty in such capacity, unless (a) such liability was for an act or omission prior to the adoption of these provisions of our Restated Certificate of Incorporation or (b) a judgment or other final adjudication adverse to the director establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated section 719 of the New York Business Corporation Law (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of our Restated Certificate of Incorporation filed as Exhibit 4.a to this Registration Statement.

         Under our bylaws, we agree to indemnify our directors and officers and every other person who we may indemnify under the indemnification provisions for directors and officers of the New York Business Corporation Law. In addition, our bylaws provide that any person who is made, or threatened to be made, a party to or involved in an action, suit or proceeding by reason of the fact that he or his testator or intestate is or was (or agreed to become) a director or officer of Goodrich or is or was (or agreed to serve) any other entity in any capacity will be indemnified by us unless a final judgment establishes that the director or officer (i) acted in bad faith or was deliberately dishonest and such bad faith or dishonesty was material to the matter adjudicated or (ii) gained a financial profit or other advantage to which he was not legally entitled. The bylaws provide that the indemnification rights will be deemed to be "contract rights" and continue after a person ceases to be a director or officer or after rescission or modification of the bylaws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification which may be permitted by later amendment to the New York Business Corporation Law. The bylaws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Reference is made to Article VI of our bylaws filed as Exhibit 4.b to this Registration Statement.

         We have insurance to indemnify our directors and officers, within the limits of our insurance policies, for those liabilities in respect of which indemnification insurance is permitted under the laws of the State of New York. We have also entered into indemnification agreements with our officers and directors that specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will indemnify our officers and directors to the fullest extent now permitted under current law and to the extent that the law is amended to increase the scope of permitted indemnification. They also provide for the advance payment of expenses to a director or officer incurred in an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified. Under these agreements we agree to reimburse the director or officer for any expenses that he incurs in seeking to enforce his rights under the indemnification agreement, and we have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

         Reference is made to Sections 721-726 of the New York Business Corporation Law, which are summarized below.

         Section 721 of the New York Business Corporation Law provides that indemnification pursuant to the New York Business Corporation Law will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the New York Business Corporation Law provides that a person who is or was a director or officer of the corporation or who is or was serving as a director or officer of any other corporation or entity may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

         Section 723 of the New York Business Corporation Law specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the New York Business Corporation Law).

         Section 724 of the New York Business Corporation Law provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the New York Business Corporation Law.

         Section 725 of the New York Business Corporation Law contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

         Section 726 of the New York Business Corporation Law authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

ITEM 16. EXHIBITS

1          Form of Underwriting Agreement. (1)

4.a Restated Certificate of Incorporation of Goodrich Corporation, as amended. (2)

4.b        By-Laws of Goodrich Corporation, as amended. (2)

4.c Indenture dated as of May 1, 1991 between Goodrich Corporation and The Bank of New York, as successor to Harris Trust and Savings Bank, as Trustee. This exhibit was filed as Exhibit 4 to Goodrich's Registration Statement on Form S-3 (File No. 33-40127) and is incorporated herein by reference.

4.d Rights Agreement, dated June 2, 1997, between Goodrich Corporation and The Bank of New York, as Rights Agent. This exhibit was filed as
           Exhibit 1 to Goodrich's Registration Statement on Form 8-A (File No. 001-00892).

4.e        Form of Debt Security. (1)

4.f Certificate of Amendment to Restated Certificate of Incorporation of Goodrich Corporation setting forth the number, designation, relative rights, preferences and limitations of Series Preferred Stock. (1)

4.g        Form of Preferred Stock Certificate. (1)

4.h        Form of Stock Purchase Contract. (1)

4.i        Form of Stock Purchase Unit. (1)

5. Opinion of Robinson, Bradshaw & Hinson, P.A. as to the validity of offered securities. (2)

8.         Opinion as to certain tax matters. (1)

12.        Computation of Ratio of Earnings to Fixed Charges. (2)

23.a       Consent of Ernst & Young LLP, independent auditors. (3)


23.b Consent of Robinson, Bradshaw & Hinson, P.A. (contained in their opinion filed as Exhibit 5).

24         Power of Attorney. (2)

25. Form T-1 Statement of Eligibility and Qualification of The Bank of New York, as successor to Harris Trust and Savings Bank. (2)

----------
(1) If required, this exhibit will be filed in an amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of securities.


(2)      Previously filed.

(3)      Filed herewith.


ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on September 6, 2002.


                                         GOODRICH CORPORATION


                                         By: /s/ Terrence G. Linnert
                                             -----------------------------------
                                             Terrence G. Linnert
                                             Executive Vice President and
                                             General Counsel


         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed on September 6, 2002 by the following persons in the capacities indicated.




                  *                                 /s/ Marshall O. Larsen
--------------------------------------       ----------------------------------
          (David L. Burner)                           (Marshall O. Larsen)
    Chairman of the Board, Chief             President, Chief Operating Officer
   Executive Officer and Director                       and Director
    (Principal Executive Officer)


         /s/ Ulrich Schmidt                        /s/ Robert D. Koney, Jr.
--------------------------------------       ----------------------------------
          (Ulrich Schmidt)                           (Robert D. Koney, Jr.)
    Executive Vice President and                Vice President and Controller
       Chief Financial Officer                  (Principal Accounting Officer)
    (Principal Financial Officer)

                  *                                          *
--------------------------------------       ----------------------------------
          (Diane C. Creel)                        (George A. Davidson, Jr.)
              Director                                    Director

                  *                                          *
--------------------------------------       ----------------------------------
      (Harris E. DeLoach, Jr.)                      (James J. Glasser)
              Director                                    Director

                  *                                                   *
--------------------------------------         -----------------------------------------------
         (James W. Griffith)                                 (William R. Holland)
              Director                                             Director

                  *                                                   *
--------------------------------------         -----------------------------------------------
         (Douglas E. Olesen)                               (Richard de J. Osborne)
              Director                                             Director

                  *                                                   *
--------------------------------------         -----------------------------------------------
       (Alfred M. Rankin, Jr.)                                (James R. Wilson)
              Director                                             Director

                  *
--------------------------------------
          (A. Thomas Young)
              Director

         * The undersigned, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each of the officers and directors indicated above.


                                               /s/ Kenneth L. Wagner
                                               ---------------------------------
                                               Kenneth L. Wagner

                                  EXHIBIT INDEX


 EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
 ------                             -------------------
   1           Form of Underwriting Agreement. (1)
  4.a          Restated Certificate of Incorporation of Goodrich Corporation, as
               amended. (2)
  4.b          By-Laws of Goodrich Corporation, as amended. (2)
  4.c          Indenture dated as of May 1, 1991 between Goodrich
               Corporation and The Bank of New York, as successor to
               Harris Trust and Savings Bank, as Trustee. This exhibit was filed as Exhibit 4 to Goodrich's Registration Statement on
               Form S-3 (File No. 33-40127) and is incorporated herein by reference.
  4.d          Rights Agreement, dated June 2, 1997, between Goodrich
               Corporation and The Bank of New York, as Rights Agent. This
               exhibit was filed as Exhibit 1 to Goodrich's Registration
               Statement on Form 8-A (File No. 001-00892).
  4.e          Form of Debt Security. (1)
  4.f          Certificate of Amendment to Restated Certificate of Incorporation
               of Goodrich Corporation setting forth the number, designation, relative rights, preferences and limitations of Series Preferred
               Stock. (1)
  4.g          Form of Preferred Stock Certificate. (1)
  4.h          Form of Stock Purchase Contract. (1)
  4.i          Form of Stock Purchase Unit. (1)
  5.           Opinion of Robinson, Bradshaw & Hinson, P.A. as to the validity of offered securities. (2)
  8.           Opinion as to certain tax matters. (1)
 12.           Computation of Ratio of Earnings to Fixed Charges. (2)

 23.a          Consent of Ernst & Young LLP, independent auditors. (3)

 23.b Consent of Robinson, Bradshaw & Hinson, P.A. (contained in their opinion filed as Exhibit 5).
 24.           Power of Attorney. (2)
 25. Form T-1 Statement of Eligibility and Qualification of The Bank of New York, a successor to Harris Trust and Savings Bank. (2)

----------
(1) If required, this exhibit will be filed in an amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of securities.


(2)      Previously filed.

(3)      Filed herewith.